Exhibit (a)(5)

AMENDMENT NO. 4, dated as of December 10, 2021 (the "Amendment"), to the Second Amended and Restated Deposit Agreement, dated as of August 11, 2008, as previously amended (as so previously amended, the "Deposit Agreement"), among Barclays PLC, incorporated under the laws of England, and its successors (the "Company"), JPMorgan Chase Bank, N.A., as depositary (the "Depositary"), and all Holders from time to time of American depositary receipts ("ADRs") issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary desire to further amend the terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.          Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.           All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the date hereof, refer to the Deposit Agreement (as defined above) as amended by this Amendment.

SECTION 2.02.          All section references in the Deposit Agreement that contain “.0” in the number references are amended by replacing “.0” with “.”, except for references in the “Whereas” clauses to such sections of the Original Deposit Agreement.

SECTION 2.03.          The physical address of the Depositary set forth in each of Sections 1.8 and 7.5 of the Deposit Agreement is amended to read as follows:

383 Madison Avenue, Floor 11, New York, New York 10179.

SECTION 2.04.          The first sentence of the second paragraph of Section 2.6 of the Deposit Agreement is amended to read as follows:

Subject to the provisions of Section 7.7 hereof, the delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company or those maintained by Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or for any other reason and, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or any requirement of any government or governmental body or commission.

SECTION 2.05.          Section 4.1 of the Deposit Agreement is amended to read as follows:

Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, or the net cash proceeds from the sale of securities, property or rights, the Depositary shall, subject to the provisions of Section 4.5, convert such dividend, distribution or net proceeds into Dollars and shall distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Section 5.9 hereof, if applicable) to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or the Depositary shall be required to withhold and does withhold from such cash dividend, such other cash distribution or such net cash proceeds an amount on account of taxes, the amount distributed to the Holder of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly. The Depositary shall distribute by electronic transfer from a bank in the United States or such other means as may be permitted under this Section 4.1 for whole dollars and cents. Fractional cents will be withheld without liability and any such fractional amounts of $0.004 or lower shall be rounded down to the nearest whole cent and any such fractional amounts of $0.005 or higher shall be rounded up to the nearest whole cent; provided, however, that fractional amounts owing on any American Depositar Shares available in book-entry form or otherwise through the direct registration system established by The Depository Trust Company (“DTC”) shall be dealt with in accordance with DTC’s procedures. The Company or its agent will remit to the appropriate governmental agency in the United Kingdom all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Holders of Receipts.

For all cash dividends, other cash distributions and net cash proceeds from the sale of securities, property or rights that are made available to the Depositary after the date that will be published on adr.com and communicated to then current Holders by mail, the Depositary will distribute any cash to Holders solely via electronic funds transfer ("EFT"), except as otherwise provided in this paragraph. In order to receive such amounts, Holders must provide their bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose. Subject to the last sentence of this paragraph, all such amounts owing to Holders who do not provide such bank deposit details shall be held by the Depositary on behalf of such Holders until such bank deposit details have been provided. All amounts so held by the Depositary will be reported for tax purposes as if paid to all Holders as of the date that funds are first made available to Holders and will neither accrue interest nor be invested for Holders while they are being held. A Holder will be unable to receive cash dividends, other cash distributions or net cash proceeds to which it is entitled until such time as such Holder either (i) provides its bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose, (ii) transfers such Holder’s American Depositary Share position into DTC or (iii) cancels its American Depositary Shares (whereupon, in the case of a transfer to DTC or a cancellation, such Holder will receive a check for the aggregate amount of cash dividends, cash distributions and/or net cash proceeds being held on its behalf). Notwithstanding the foregoing, the Depositary shall, if instructed by the Company, distribute cash dividends, other cash distributions or net cash proceeds by check or by such other means as the Company and the Depositary may agree.

SECTION 2.06.          Subsections (i) and (ii) of the first paragraph of Section 4.4 of the Deposit Agreement and the second paragraph of said Section 4.4 of the Deposit Agreement are amended to read as follows:

(i)    if at the time of the offering of any such rights the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that it is lawful to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may distribute to any Holder to whom it determines the distribution to be lawful and feasible, to distribute such warrants or other instruments therefor in such form as it may determine to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii)   if the Company does not furnish evidence satisfactory to the Depositary that it is lawful to make such rights available to all or certain Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or such warrants or other instruments at a public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds of such sales in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available (net of the fees and expenses of the Depositary as provided in Section 5.9 and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise.

In circumstances in which rights would otherwise not be distributed, if a Holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder hereunder, the Depositary will as promptly as practicable make such rights available to such Holder if the Depositary shall have received written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law, provided that the Company shall have furnished evidence satisfactory to the Depositary that it is lawful to make such rights available to such Holder.

SECTION 2.07.          Section 4.5 of the Deposit Agreement is amended by replacing the last sentence of the first paragraph thereof with:

Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be subject to the provisions of Section 5.9 hereof.

SECTION 2.08.          Section 5.7 of the Deposit Agreement is amended by (a) replacing the first sentence of the first paragraph thereof with:

The Company agrees that in the event of any issuance or distribution to Holders of (1) additional Shares, (2) rights to subscribe for Shares, (3) securities convertible into Shares, or (4) rights to subscribe for such securities (each a “Distribution”) the Company will promptly furnish to the Depositary upon request (a) evidence reasonably satisfactory to the Depositary that the Depositary may lawfully distribute the same, it being agreed that such evidence will be deemed satisfactory if presented in the form of a written opinion from U.S. counsel for the Company, which counsel shall be reasonably satisfactory to the Depositary, stating whether or not the Distribution requires a Registration Statement under the Securities Act to be in effect prior to making such Distribution available to Holders entitled thereto and (b) a written opinion from United Kingdom counsel, subject to customary assumptions and qualifications, in such form and from such counsel reasonably acceptable to the Depositary, dealing with such issues related to such Distribution reasonably requested by the Depositary.

and (b) replacing the second paragraph therof with:

The Company agrees with the Depositary that neither the Company nor any affiliate of the Company (as defined in the Securities Act) will at any time deposit any Shares, either originally issued or previously issued and reacquired by the Company or any such affiliate, except, in each case, under circumstances complying in all respect with the Securities Act and in such circumstances, at the reasonable request of the Depositary where it deems necessary, the Company will furnish to the Depositary a written opinion from U.S. counsel for the Company, which counsel shall be reasonably satisfactory to the Depositary, stating (1) in the case of deposits where the American Depositary Shares to be issued in respect of such deposited Shares are being immediately offered and sold, that such Shares and American Depositary Shares may be offered and sold without registration under the Securities Act in reliance on Rule 144 under the Securities Act, or (2) in any other case, stating that at the time of deposit, such deposited Shares and the American Depositary Shares may be offered and sold by the holder without registration under the Securities Act in reliance on Rule 144(b)(1) under the Securities Act.

SECTION 2.09.          Section 5.9 of the Deposit Agreement is amended to read as follows:

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or whose American Depositary Shares are cancelled or reduced for any other reason, or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3, and issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities), or by Holders, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in this Deposit Agreement, (4) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts and the surrender of Receipts, (5) a fee of U.S.$0.05 or less per American Depositary Share held (i) upon which any cash dividend and cash distribution is made pursuant to the Deposit Agreement or (ii) in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional American Depositary Shares is made as a result of such elective dividend, which in either case will be payable in the manner described in clause (8) below, (6) a fee for the distribution or sale of securities pursuant to Section 4.2, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (6) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders, (7) a fee of $0.05 or less per American Depositary Share (or portion thereof) for depositary services, which will accrue on the last day of each calendar year and which will be payable in the manner described in clause (8) below; and (8) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary in accordance with Section 4.6 and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners of American Depositary Shares. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners of American Depositary Shares each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to this Deposit Agreement.

The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.

The Depositary anticipates making contributions to the Company in connection with the American Depositary Receipt program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the American Depositary Receipt program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of this Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.          In order to give effect to the amendments set forth in Article II hereof, the form of Receipt set forth in Exhibit A to the Deposit Agreement is replaced with the form of Receipt set forth in Exhbit A to this Amendment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.          Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in England, nor does any stamp or similar tax or governmental charge need to be paid in England on or in respect of such agreements.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.          Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.8 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.02.          Effective Time. This Agreement is dated, and shall be effective, as of the date set forth above; provided, however, any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders, shall not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Holders of outstanding Receipts. After the effective time, each Holder shall be deemed, by continuing to hold Receipts, and each beneficial owner by continuing to beneficially hold American Depositary Shares shall be deemed, to have consented and agreed to this Amendment and to be subject to and bound by all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.

SECTION 5.03.          Counterparts. This Amendment may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 5.04.          Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The provisions of Section 7.8 of the Deposit Agreement are incorporated herein by reference and deemed to be a part hereof applicable hereto.

SECTION 5.05.          Outstanding Receipts. Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing. Holders and beneficial owners of American Depositary Shares issued pursuant to the Deposit Agreement prior to the date hereof and outstanding as of the date hereof, shall, from and after the date hereof, be deemed Holders and beneficial owners of American Depositary Share issued pursuant, and subject, to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.

SECTION 5.06.          Except as specifically amended herein, the Deposit Agreement is and shall continue to be in full force and effect and all of the provisions thereof (as amended hereby) are hereby in all respects ratified and confirmed.

[Signature page follows.]

IN WITNESS WHEREOF, BARCLAYS PLC and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment No. 4 to the Deposit Agreement as of the day and year first above set forth and all Holders and beneficial owners shall become parties hereto upon acceptance by them of Receipts issued in accordance with the terms hereof.

BARCLAYS PLC

By:	/s/ Stephen Shapiro
Name:	Stephen Shapiro
Title:	Group Company Secretary

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gregory A. Levendis
Name:	Gregory A. Levendis
Title:	Executive Director

EXHIBIT A

No.

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents four (4) deposited Shares)

JPMORGAN CHASE BANK, N.A.

AMERICAN DEPOSITARY RECEIPT

FOR ORDINARY SHARES

25 PENCE EACH OF

BARCLAYS PLC

(INCORPORATED UNDER THE LAWS OF ENGLAND)

JPMorgan Chase Bank, N.A. as depositary (hereinafter called the "Depositary"), hereby certifies that                                  , or registered assigns IS THE OWNER OF

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares (herein called "Shares") of 25 pence, incorporated under the laws of England (herein called the "Company").  At the date hereof, each American Depositary Share represents four (4) Shares which are either deposited or subject to deposit under the deposit agreement at the London office of JPMorgan Chase Bank, N.A. (herein called the "Custodian").

THE DEPOSITARY'S OFFICE ADDRESS IS

383 MADISON AVENUE, FLOOR 11, NEW YORK, NEW YORK, 10179.

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the second amended and restated deposit agreement, dated as of August 11, 2008 (as amended from time to time, the "Deposit Agreement"), by and among the Company, the Depositary, and all Holders from time to time of Receipts issued thereunder, each of whom, along with the beneficial owners, by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Holders and beneficial owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms not defined herein shall have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Depositary's Office of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Holder hereof is entitled to delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued.  Delivery of such Deposited Securities may be made by the delivery of (a) Shares in the name of the Holder hereof or as ordered by such Holder or by certificates properly endorsed or accompanied by proper instruments of transfer to such Holder or as ordered by him and (b) any other securities, property and cash to which such Holder is then entitled in respect of this Receipt to such Holder or as ordered by him.  Such delivery will be made at the option of the Holder hereof, either at the office of the Custodian or at the Depositary's Office, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Depositary's Office shall be at the risk and expense of the Holder hereof.  Notwithstanding any other provision of the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at the Depositary's Office by the Holder hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt.

Subject to the provisions of Article (22) hereof, the delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary or the Company or those maintained by Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason and, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or any requirement of any government or governmental body or commission.

4.	LIABILITY OF HOLDER FOR TAXES.

If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented by any Receipt, such tax or other governmental charge shall be payable by the Holder of such Receipt to the Depositary and by holding or having held a Receipt such Holder (or prior Holder, as applicable) agrees to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof.  The Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Holder hereof shall remain liable for any deficiency.

5.	WARRANTIES OF DEPOSITORS.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor, if applicable, are validly issued, fully paid, nonassessable and free of any pre-emptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of Receipts evidencing American Depositary Shares representing such Shares by that person are not restricted under the Securities Act. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the Securities Act or the Rules made thereunder.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder or beneficial owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.  No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental authority or body in the United Kingdom, if any, which is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present its statement for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or whose American Depositary Shares are cancelled or reduced for any other reason, or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3 of the Deposit Agreement, and issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities), or by Holders, as applicable:  (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts and the surrender of Receipts, (5) a fee of $0.05 or less per American Depositary Share held (i) upon which any cash dividend and cash distribution is made pursuant to the Deposit Agreement or (ii) in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional American Depositary Shares is made as a result of such elective dividend, which in either case will be payable in the manner described in clause (8) below, (6) a fee for the distribution or sale of securities pursuant to Section 4.2, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (6) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders, (7) a fee of $0.05 or less per American Depositary Share (or portion thereof) for depositary services, which will accrue on the last day of each calendar year and which will be payable in the manner described in clause (8) below; and (8) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary in accordance with Section 4.6 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners of American Depositary Shares. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners of American Depositary Shares each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to this Deposit Agreement.

The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.

The Depositary anticipates making contributions to the Company in connection with the American Depositary Receipt program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the American Depositary Receipt program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated hereunder.

The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

8.	INTENTIONALLY OMITTED

9.	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive owner and Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

10.	VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

11.	REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission (hereinafter called the "Commission").

Such reports and communications will be available for inspection and copying through the Commission’s EDGAR system or at the public reference facilities maintained by the Commission located at 100 F Street NE, Washington, D.C. 20549.

The Depositary will make available for inspection by Holders of Receipts at the Depositary's Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also, upon written request, send to the Holders of Receipts copies of such reports furnished by the Company pursuant to the Deposit Agreement.

The Depositary shall keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Holders of Receipts, provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, or the net cash proceeds from the sale of securities, property or rights, the Depositary shall, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend, distribution or net proceeds into Dollars and shall distribute the amount thus received (net of the fees and expenses of the Depositary as provided in the Deposit Agreement, if applicable) to the Holders of Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or the Depositary shall be required to withhold and does withhold from such cash dividend, such other cash distribution or such net cash proceeds an amount on account of taxes, the amount distributed to the Holders of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

For all cash dividends, other cash distributions and net cash proceeds from the sale of securities, property or rights that are made available to the Depositary after the date that will be published on adr.com and communicated to then current Holders by mail, the Depositary will distribute any cash to Holders solely via electronic funds transfer ("EFT"), except as otherwise provided in this paragraph. In order to receive such amounts, Holders must provide their bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose. Subject to the last sentence of this paragraph, all such amounts owing to Holders who do not provide such bank deposit details shall be held by the Depositary on behalf of such Holders until such bank deposit details have been provided. All amounts so held by the Depositary will be reported for tax purposes as if paid to all Holders as of the date that funds are first made available to Holders and will neither accrue interest nor be invested for Holders while they are being held. A Holder will be unable to receive cash dividends, other cash distributions or net cash proceeds to which it is entitled until such time as such Holder either (i) provides its bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose, (ii) transfers such Holder’s American Depositary Share position into The Depository Trust Company (“DTC”) or (iii) cancels its American Depositary Shares (whereupon, in the case of a transfer to DTC or a cancellation, such Holder will receive a check for the aggregate amount of cash dividends, cash distributions and/or net cash proceeds being held on its behalf). Notwithstanding the foregoing, the Depositary shall, if instructed by the Company, distribute cash dividends, other cash distributions or net cash proceeds by check or by such other means as the Company and the Depositary may agree.

Subject to the provisions of Sections 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary shall receive any distribution other than a distribution described in Sections 4.1, 4.3, 4.4 or 4.12 of the Deposit Agreement, the Depositary shall cause the securities or property received by it to be distributed to the Holders of Receipts entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary (as provided in Section 5.9 of the Deposit Agreement) or any taxes or other governmental charges, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement) shall be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall if the Company shall so request, distribute to the Holders of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement.  The Depositary may withhold any such distribution of Receipts if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

Whenever the Company intends to make a distribution payable at the election of the holders of Shares in either cash or additional Shares, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders. Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received reasonably satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company. If the above conditions are not satisfied, the Depositary shall establish a record date in accordance with the terms described in Section 4.6 of the Deposit Agreement and, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either (x) cash upon the terms described in Section 4.1 of the Deposit Agreement or (y) additional American Depositary Shares representing such additional Shares upon the terms described in Section 4.3 of the Deposit Agreement. If the above conditions are satisfied, the Depositary shall establish a record date in accordance with the terms described in Section 4.6 of the Deposit Agreement and establish procedures to enable Holders to elect the receipt of the proposed distribution in (x) cash upon the terms described in Section 4.1 of the Deposit Agreement or (y) additional American Depositary Shares representing such additional Shares upon the terms described in Section 4.3 of the Deposit Agreement. The Company shall assist the Depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective distribution in Shares (rather than American Depositary Shares). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares. For the avoidance of doubt, in lieu of delivering fractional American Depositary Shares in any distribution described in this paragraph, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.1 of the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Holders of Receipts entitled thereto.

All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

13.	CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be subject to the provisions of Section 5.9 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto.

Further information regarding the conversion of foreign currency into U.S. dollars is set forth in Section 5.9 of the Deposit Agreement and incorporated herein by reference.

14.	RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided however, that the Depositary will, if requested by the Company, take action as follows:

(i)       if at the time of the offering of any rights the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that it is lawful and feasible to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may distribute, to any Holder to whom the distribution to be lawful and feasible to distribute such warrants or other instruments therefor in such form as it may determine to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii)       if the Company does not furnish evidence satisfactory to the Depositary that it is lawful to make such rights available to all or certain Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or such warrants or other instruments at a public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds of such sales in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available (net of the fees and expenses of the Depositary as provided in Section 5.9 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise.

In circumstances in which rights would otherwise not be distributed, if a Holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Holder hereunder, the Depositary will as promptly as reasonably practicable make such rights available to such Holder if the Depositary shall have received written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law, provided that the Company shall have furnished evidence satisfactory to the Depositary that it is lawful to make such rights available to such Holder.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder.  As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, execute and deliver Receipts to such Holder.

The Depositary will not offer rights to Holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to Holders or are registered under the provisions of the Securities Act.  If a Holder of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such the Securities Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Holder is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular.

15.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities or for any other reason deemed necessary, the Depositary shall fix a record date (a) for the determination of the Holders who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (iii) obligated to the Depositary for any fee or expense assessed by the Depositary pursuant to the Deposit Agreement, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.1 through 4.5 and Section 4.12 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, the Holders on such record date shall be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively and to give voting instructions and to act in respect of any other such matter or shall be obligated to the Depositary for the fee or expense assessed hereunder, subject in all cases to the provisions of the Deposit Agreement.

16.	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, distribute to the Holders of Receipts a notice, the form of which notice shall be in the discretion of the Depositary, upon consultation with the Company, which shall contain (a) such information as is contained in such notice of meeting, (b) a statement that the Holders of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of English law and of the Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon the request of a Holder of a Receipt on such record date, received on or before the date established by the Depositary for such purpose (the "Instruction Date"), the Depositary shall endeavor, in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions. There can be no assurance that Holders generally or any Holder in particular will receive the notice described in the preceding paragraph sufficiently prior to the Instruction Date to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth in the preceding paragraph. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

17.	CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.3 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, if any, the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.	LIABILITY OF THE COMPANY AND DEPOSITARY; LIMITATIONS.

Neither the Depositary nor the Company nor any of their respective officers, directors, employees, agents or affiliates, and each of them shall incur any liability to any Holder or beneficial owners of American Depositary Shares if by reason of any provision of any present or future law, rule, regulation of the United Kingdom, the United States or any other country, or of any governmental or regulatory authority or stock exchange or regulated market or automated quotation system, any provision, present or future of the Articles of Association of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God, war, terrorism or circumstances beyond its direct and immediate control they shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty in connection with, any act or thing which by the terms of this Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Holder or beneficial owner of any Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.1, 4.2, or 4.3 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. The Company assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to Holders or beneficial owners of Receipts, except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without gross negligence or bad faith. The Depositary assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to any Holders or beneficial owners of any Receipt (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without gross negligence or bad faith.   Neither the Depositary nor any of its agents shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this Receipt. Neither the Company nor any of its other agents shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this Receipt, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required. The Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable to Holders or beneficial owners of American Depositary Shares for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or beneficial owners of American Depositary Shares or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that nothing in this paragraph shall be deemed to exclude the Depositary from any liability for any negligence or bad faith undertaken by the Depositary prior to the date on which the successor depositary is appointed. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast (provided that any such action or nonaction is in good faith) or the effect of any such vote. Notwithstanding anything to the contrary set forth in the Deposit Agreement or any Receipt, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder(s) or beneficial owner(s), any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the Receipts), subject to the next paragraph, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax or tax consequences that may be incurred by Holders or beneficial owners on account of their ownership or disposition of the Receipts or American Depositary Shares. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any American Depositary Shares about the requirements of English law, rules or regulations or any changes therein or thereto. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners for any indirect, special, punitive or consequential damages or lost profits.

No disclaimer of liability under the Securities Act is intended by any provision of this Deposit Agreement.

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY.

The Depositary may at any time resign as Depositary under the Deposit Agreement written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by 120 days prior written notice of such removal, which shall become effective upon the later to occur of the (i) 120th day after delivery of the notice to the Depositary or (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders of Receipts to do so, it may appoint substitute or additional custodian or custodians.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Holders and beneficial owners in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.	TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Holders of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.  On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Depositary's Office, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.5 of the Deposit Agreement and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges).  At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.8 and 5.9 of the Deposit Agreement.

22.	COMPLIANCE WITH U.S. SECURITIES LAWS.

Notwithstanding anything in the Deposit Agreement or this Receipt to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to permit the withdrawal or delivery of Deposited Securities in a manner which would violate the U.S. securities laws, including, but not limited to, Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act.

23.	APPOINTMENT.

Each Holder and beneficial owner, upon acceptance of any American Depositary Share (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable Receipt(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable Receipt(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable Receipt(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof. By holding an American Depositary Share or an interest therein, Holders and beneficial owners of American Depositary Shares each irrevocably agree, to the fullest extent permitted by applicable law, that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York, and by holding an American Depositary Share or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN RECEIPTS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SHARES OR THE RECEIPTS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREIN OR HEREIN, OR THE BREACH THEREOF OR HEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).